                       EXHIBIT 99
Release:     On receipt, Jan 29, 2018
Media Contact:    Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal® Announces Fourth Quarter and
Full Year 2017 Results
Company Also Announces Increase to Common Stock Dividend

Company Highlights
• Fourth quarter 2017 net income attributable to Principal Financial Group, Inc. (PFG) of $841.8 million, or $2.87 per diluted share; Full year 2017 net income attributable to Principal Financial Group, Inc. of $2,310.4 million, or $7.88 per diluted share

• Fourth quarter 2017 non-GAAP operating earnings[1] of $350.8 million, or $1.19 per diluted share; Record full year 2017 non-GAAP operating earnings of $1,478.6 million, or $5.04 per diluted share
• Record assets under management (AUM) of $668.6 billion, up 13 percent on a trailing twelve month basis
• Company declares first quarter 2018 common stock dividend of $0.51 per share; a $0.02 increase over the fourth quarter 2017 common stock dividend and a 13 percent increase over the first quarter 2017 common stock dividend

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) today announced results for fourth quarter and full year 2017.

•
Net income attributable to PFG for fourth quarter 2017 of $841.8 million, compared to $318.0 million for fourth quarter 2016. Net income per diluted share of $2.87 for fourth quarter 2017 compared to $1.09 in prior year quarter. For the 12 months ending Dec. 31, 2017, net income attributable to PFG of $2,310.4 million, or $7.88 per diluted share, up 75 percent compared to $1,316.5 million, or $4.50 per diluted share, for the 12 months ending Dec. 31, 2016. Net Income in the fourth quarter 2017 benefited from the Tax Cuts and Jobs Act that was signed into law in December 2017. The net financial impacts were reflected in Other After-Tax Adjustments and were excluded from non-GAAP operating earnings. The impact included:

◦	A $625.6 million benefit from the remeasurement of our net deferred tax liability using the lower corporate tax rate;

◦	A $43.1 million one-time deemed repatriation tax expense on foreign earnings; and

◦	A $14.2 million reduced tax benefit of foreign dividends paid and lower future tax benefits from investments.

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1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax. To comply with recent SEC guidance on non-GAAP financial measures, our “operating earnings” label has changed to “non-GAAP operating earnings” on both a pre-tax and after-tax basis at the total company level. The calculation of these measures has not changed.

•
Non-GAAP operating earnings for fourth quarter 2017 of $350.8 million, compared to $372.0 million for fourth quarter 2016. Non-GAAP operating earnings per diluted share (EPS) of $1.19 for fourth quarter 2017 compared to $1.27 for fourth quarter 2016. For the 12 months ending Dec. 31, 2017, record non-GAAP operating earnings of $1,478.6 million, or $5.04 per diluted share, up 11 percent compared to $1,331.1 million, or $4.55 per diluted share, for the 12 months ending Dec. 31, 2016.

•
Quarterly common stock dividend of $0.51 per share for first quarter 2018 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $1.93 per share, a 15 percent increase compared to the prior year trailing twelve-month period. The dividend will be payable on Mar. 29, 2018, to shareholders of record as of Mar. 5, 2018.

“2017 was a very good year for Principal,” said Dan Houston, chairman, president and CEO.  “We had record net income for the year; and record non-GAAP operating earnings, despite the fourth quarter decline. We also increased AUM by $77 billion, or 13 percent, in 2017, to $669 billion at year-end, creating solid momentum going into 2018.”

“Throughout the year, we continued to deliver strong investment performance, to expand our solution set, and enhance relationships with customers and distributors,” Houston added.  “We again balanced investments in growth with disciplined expense management.  We committed $180 million to strategic acquisitions in 2017; and we distributed more than $730 million to shareholders through common stock dividends and share buybacks, reflecting our balanced approach to capital deployment and our ongoing commitment to creating long-term value for our shareholders.”

Other highlights
Fourth Quarter

•
Retirement and Income Solutions (RIS) sales of $4.3 billion, $2.9 billion in RIS-Fee and $1.4 billion in RIS-Spread, helped drive end of period account values to $265.0 billion, a 15 percent increase over the prior year quarter.

•
Principal Global Investors (PGI) ended the quarter with record AUM of $430.9 billion. Pre-tax return on operating revenues less pass-through commissions[2] increased to 37.0 percent on a trailing twelve month basis, a 30 basis point increase from a year ago.

•	Principal International (PI) generated net cash flows of $2.5 billion and achieved record AUM of $160.7 billion, a 17 percent increase over the year ago quarter.

•	Specialty Benefits premium and fees[3] increased 9 percent compared to the year ago quarter.

•	Individual Life premium and fees increased 8 percent over the year ago quarter.

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2 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.
3 Premium and fees = premiums and other considerations plus fees and other revenues.

Full-Year 2017

•	Strong Morningstar investment performance[4], with 76 percent of Principal’s investment options above median on a one-year basis, 69 percent on a three-year basis and 83 percent on a five-year basis.

•	In Retirement and Income Solutions-Spread, full year pension risk transfer sales were a record $2.8 billion.

•	Principal International reported record combined[5] net revenues (at PFG share) of $922.0 million in 2017, an increase of 16 percent over 2016.

•	U.S. Insurance Solutions sales were a record at $560.0 million, up 6 percent over prior year.

•	Deployed $913.0 million of capital. This included:

◦	$540.0 million of common stock dividends, including the $0.49 per share common dividend paid in the fourth quarter;

◦	$193.0 million to repurchase 3.1 million shares of common stock; and

◦	$180.0 million in acquisitions and increased ownership in PGI boutiques.

•
Strong capital position with estimated statutory risk-based capital (RBC) ratio for Principal Life Insurance Company of 445 percent at year-end, above our 415-425 targeted range. The Tax Cuts and Jobs Act had an immaterial impact on our estimated RBC ratio at year-end. Our goal remains to bring the RBC ratio back to our targeted range over the next several quarters through strategic capital deployment.

Segment Results
Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q17	4Q16	% Change	4Q17	4Q16	% Change
Pre-tax operating earnings[6]	$126.6	$124.0	2%	$526.8	$493.4	7%
Net revenue[7]	$412.6	$401.1	3%	$1,594.3	$1,511.1	6%
Pre-tax return on net revenue[8]	30.7%	30.9%		33.0%	32.7%

•	Pre-tax operating earnings increased $2.6 million driven by an increase in net revenue partially offset by higher operating expenses.

•
Net revenue increased $11.5 million. The increase reflects higher fees in the current quarter driven by growth in account values, partially offset by higher net investment income in the year ago quarter.

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4 Represents the percentage of Principal actively managed mutual funds, exchange traded funds (ETFs), insurance separate accounts, and collective investment trusts (CITs) in the top two Morningstar quartiles. Excludes Money Market, Stable Value, Liability Driven Investment (Short, Intermediate and Extended Duration), Hedge Fund Separate Account & US Property Separate Account.
5 Combined basis = all Principal International companies at 100 percent. The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for Principal International as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.
6 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.
7 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.
8 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Retirement and Income Solutions - Spread

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q17	4Q16	% Change	4Q17	4Q16	% Change
Pre-tax operating earnings	$75.1	$87.5	(14)%	$373.0	$301.1	24%
Net revenue	$124.2	$133.1	(7)%	$544.2	$491.5	11%
Pre-tax return on net revenue	60.5%	65.7%		68.5%	61.3%

•
Pre-tax operating earnings decreased $12.4 million as growth in the business was more than offset by lower net revenue and higher operating expense. Full year pre-tax operating earnings increased $71.9 million.

•	Net revenue decreased $8.9 million primarily due to lower variable investment income.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q17	4Q16	% Change	4Q17	4Q16	% Change
Pre-tax operating earnings	$124.1	$133.7	(7)%	$469.7	$443.8	6%
Operating revenues less pass-through commissions	$335.3	$339.1	(1)%	$1,284.8	$1,224.1	5%
Pre-tax return on operating revenues less pass-through commissions[9]	37.3%	40.0%		37.0%	36.7%
Total PGI assets under management (billions)	$430.9	$390.5	10%
PGI sourced assets under management (billions)	$219.2	$200.3	9%

•
Pre-tax operating earnings decreased $9.6 million as growth in management fees was more than offset by lower performance fees in the current quarter. Full year pre-tax operating earnings increased $25.9 million.

•	Operating revenues less pass-through commissions decreased $3.8 million as management fee growth of 10 percent was more than offset by lower performance fees.

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9 Pre-tax return on operating revenues less pass-through commissions = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through commissions.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q17	4Q16	% Change	4Q17	4Q16	% Change
Pre-tax operating earnings	$78.3	$66.0	19%	$330.0	$288.1	15%
Combined net revenue (at PFG share)	$238.1	$197.8	20%	$922.0	$791.7	16%
Combined pre-tax return on net revenue (at PFG share)	32.9%	33.4%		35.8%	36.4%
Assets under management (billions)	$160.7	$137.1	17%

•	Pre-tax operating earnings increased $12.3 million primarily driven by growth in the business and less unfavorable encaje performance.

•	Combined net revenue (at PFG share) increased $40.3 million driven by growth in AUM from strong cash flows and investment performance.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q17	4Q16	% Change	4Q17	4Q16	% Change
Pre-tax operating earnings	$62.6	$71.9	(13)%	$255.5	$250.9	2%
Premium and fees	$520.6	$479.1	9%	$2,021.1	$1,862.3	9%
Pre-tax return on premium and fees[10]	12.0%	15.0%		12.6%	13.5%
Incurred loss ratio	61.9%	61.4%		63.1%	63.6%

•
Pre-tax operating earnings decreased $9.3 million as lower variable investment income and higher operating expenses more than offset growth in the business. Full year pre-tax operating earnings increased $4.6 million.

•	Premium and fees increased $41.5 million reflecting strong retention and employment growth.

•	Incurred loss ratio was favorable and slightly better than the expected range.

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10 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q17	4Q16	% Change	4Q17	4Q16	% Change
Pre-tax operating earnings	$48.3	$35.0	38%	$129.2	$110.3	17%
Premium and fees	$268.3	$249.0	8%	$1,082.3	$996.1	9%
Pre-tax return on premium and fees	18.0%	14.1%		11.9%	11.1%

•	Pre-tax operating earnings increased $13.3 million primarily due to favorable mortality in the current quarter versus unfavorable mortality in the prior year quarter.

•	Premium and fees increased $19.3 million driven by growth in the business.

Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q17	4Q16	% Change	4Q17	4Q16	% Change
Pre-tax operating losses	$(61.5)	$(53.3)	(15)%	$(210.5)	$(218.9)	4%

•	Pre-tax operating losses increased $8.2 million primarily due to higher operating expenses.

Update to 2018 effective tax rate guidance ranges
The Tax Cuts and Jobs Act was enacted on December 22, 2017, and will impact our future effective tax rates.  An update to 2018 effective tax rate ranges due to the Tax Cuts and Jobs Act is provided below.

•	U.S. GAAP total company net income effective tax rate of 14 to 17 percent.

•	Total company non-GAAP operating earnings effective tax rate of 18 to 21 percent.

•	All other non-tax 2018 guided ranges remain unchanged from the 2018 Outlook Call held in December 2017.

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11 The non-GAAP operating earnings effective tax rate differs from the U.S. GAAP net income effective tax rate primarily due to net realized capital gains and losses (NRCG).

Forward looking and cautionary statements
Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2016, and in the company’s quarterly report on Form 10-Q for the quarter ended Sept. 30, 2017, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; an interruption in telecommunication, information technology or other systems, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks; fluctuations in foreign currency exchange rates; the company may need to fund deficiencies in its “Closed Block” assets; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and loss of key vendor relationships or failure of a vendor to protect information of our customers or employees.
Use of Non-GAAP financial measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call
On Tuesday, Jan. 30, 2018, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 3269287.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 3269287. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Feb. 6, 2018.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.
The company’s financial supplement is currently available at principal.com/investor, and may be referred to during the call. Other slides that will be referenced during the call will be available at principal.com/investor approximately one-half hour prior to call start time.

About Principal®12
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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12 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Summary of Principal Financial Group, Inc. and Segment Results

Principal Financial Group, Inc. Results:	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	12/31/17	12/31/16	12/31/17	12/31/16
Net income attributable to PFG	$841.8	$318.0	$2,310.4	$1,316.5
Net realized capital (gains) losses, as adjusted	33.5	2.0	(307.3)	(37.4)
Other after-tax adjustments	(524.5)	52.0	(524.5)	52.0
Non-GAAP Operating Earnings*	$350.8	$372.0	$1,478.6	$1,331.1
Income taxes	102.7	92.8	395.1	337.6
Non-GAAP Pre-Tax Operating Earnings	$453.5	$464.8	$1,873.7	$1,668.7

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$201.7	$211.5	$899.8	$794.5
Principal Global Investors	124.1	133.7	469.7	443.8
Principal International	78.3	66.0	330.0	288.1
U.S. Insurance Solutions	110.9	106.9	384.7	361.2
Corporate	(61.5)	(53.3)	(210.5)	(218.9)
Total Segment Pre-Tax Operating Earnings	$453.5	$464.8	$1,873.7	$1,668.7

	Per Diluted Share
	Three Months Ended,		Twelve Months Ended,
	12/31/17	12/31/16	12/31/17	12/31/16
Net income	$2.87	$1.09	$7.88	$4.50
Net realized capital (gains) losses, as adjusted	0.11	0.01	(1.05)	(0.13)
Other after-tax adjustments	(1.79)	0.17	(1.79)	0.18
Non-GAAP Operating Earnings	$1.19	$1.27	$5.04	$4.55
Weighted-average diluted common shares outstanding (in millions)	293.5	292.0	293.1	292.7

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings
Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics
	Period Ended,
	12/31/17	12/31/16
Total assets (in billions)	$253.9	$228.0
Stockholders’ equity (in millions)	$12,921.9	$10,293.8
Total common equity (in millions)	$12,849.3	$10,227.3
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$11,765.3	$9,808.7
End of period common shares outstanding (in millions)	289.0	287.7
Book value per common share	$44.46	$35.55
Book value per common share excluding AOCI other than foreign currency translation adjustment	$40.71	$34.09

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions, except as indicated)
	Period Ended,
	12/31/17	12/31/16
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$12,921.9	$10,293.8
Noncontrolling interest	(72.6)	(66.5)
Stockholders’ equity available to common stockholders	12,849.3	10,227.3
Net unrealized capital (gains) losses	(1,455.1)	(827.0)
Net unrecognized postretirement benefit obligation	371.1	408.4
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$11,765.3	$9,808.7

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$44.46	$35.55
Net unrealized capital (gains) losses	(5.03)	(2.88)
Net unrecognized postretirement benefit obligation	1.28	1.42
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$40.71	$34.09

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	12/31/17	12/31/16	12/31/17	12/31/16
Income Taxes:
Total GAAP income taxes (benefits)	$(528.1)	$43.1	$(72.3)	$229.9
Net realized capital gains (losses) tax adjustments	16.2	(2.3)	(209.1)	6.6
Tax benefit related to other after-tax adjustments	594.5	34.4	594.5	34.4
Income taxes related to equity method investments and noncontrolling interest	20.1	17.6	82.0	66.7
Income taxes	$102.7	$92.8	$395.1	$337.6

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	(39.9)	(43.4)	524.2	171.1

Recognition of front-end fee revenues	(0.1)	(0.3)	(0.2)	0.2
Market value adjustments to fee revenues	—	(0.1)	(0.1)	(2.5)
Net realized capital gains (losses) related to equity method investments	(1.0)	0.4	1.4	0.1
Derivative and hedging-related adjustments	(14.1)	(19.6)	(59.4)	(94.1)
Sponsored investment fund adjustments	1.8	1.1	6.3	6.1
Amortization of deferred acquisition costs	11.8	48.4	47.4	(66.2)
Capital gains distributed – operating expenses	(15.3)	0.7	(38.9)	3.7
Amortization of other actuarial balances	1.7	8.5	7.6	(11.2)
Market value adjustments of embedded derivatives	4.9	0.4	48.1	50.0
Capital gains distributed – cost of interest credited	(0.1)	(0.5)	(16.1)	(10.9)
Net realized capital gains (losses) tax adjustments	16.2	(2.3)	(290.1)	6.6
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	0.6	4.7	(3.9)	(15.5)
Total net realized capital gains (losses) after-tax adjustments	6.4	41.4	(216.9)	(133.7)

Net realized capital gains (losses), as adjusted	$(33.5)	$(2.0)	$307.3	$37.4

Other After-Tax Adjustments:
Contribution to PFG Foundation
Pre-tax	$(70.0)	$—	$(70.0)	—
Tax	26.2	—	26.2	—
Tax Cuts and Jobs Act:
Pre-tax	—	—	—	—
Tax	568.3	—	568.3	—
Early extinguishment of debt:
Pre-tax	—	(86.4)	—	(86.4)
Tax	—	34.4	—	34.4
Total other after-tax adjustments	$524.5	$(52.0)	$524.5	$(52.0)

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	12/31/17	12/31/16	12/31/17	12/31/16
Principal Global Investors Operating Revenues Less Pass-Through Commissions:
Operating revenues	$375.5	$380.1	$1,444.4	$1,387.1
Commission expense	(40.2)	(41.0)	(159.6)	(163.0)
Operating revenues less pass-through commissions	$335.3	$339.1	$1,284.8	$1,224.1

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$78.3	$66.0	$330.0	$288.1
Combined operating expenses (at PFG share)	159.8	131.8	592.0	503.6
Combined net revenue (at PFG share)	$238.1	$197.8	$922.0	$791.7